Exhibit 11

                       MERCK & CO., INC. AND SUBSIDIARIES

                    Computation of Earnings Per Common Share

                     (In millions except per share amounts)


                                                       1994         1993         1992
                                                     --------     --------     --------
Net Income and Adjusted Earnings:
- --------------------------------
Income Before Cumulative Effect
  of Accounting Changes .........................    $2,997.0     $2,166.2     $2,446.6
Cumulative Effect of Accounting Changes .........         --           --        (462.4)
                                                     --------     --------     --------
Net Income ......................................    $2,997.0     $2,166.2     $1,984.2
Effect on Earnings of Compensation Expense on
  Stock Option and Incentive Plans ..............         5.2          1.6          4.0
Effect on Earnings of Interest on
  Debentures Issued by Medco ....................          .2           .2          --
                                                     --------     --------     --------
Adjusted Earnings for Fully Diluted
  Earnings Per Share ............................    $3,002.4     $2,168.0     $1,988.2
                                                     ========     ========     ========

Weighted Average Shares and Share
  Equivalents Outstanding:
- ---------------------------------
Weighted Average Shares Outstanding
  (As Reported) .................................     1,257.2      1,156.5      1,153.5
Common Share Equivalents Issuable
  Under Stock Option and Incentive Plans ........        18.3          8.9         11.0
Common Share Equivalents Issuable on Assumed
  Conversion of Debentures Issued by Medco ......          .7           .4          --
                                                     --------     --------     --------
Weighted Average Shares and
  Share Equivalents Outstanding .................     1,276.2      1,165.8      1,164.5
                                                     ========     ========     ========
Earnings Per Share (As Reported):
- ---------------------------------
Before Cumulative Effect
  of Accounting Changes .........................    $    2.38    $    1.87    $    2.12
Cumulative Effect of Accounting Changes .........         --           --           (.40)
                                                     ---------    ---------    ---------
Net Income ......................................    $    2.38    $    1.87    $    1.72
                                                     =========    =========    =========

Fully Diluted Earnings Per Share: (a)
- -------------------------------------
Before Cumulative Effect
  of Accounting Changes .........................    $    2.35    $    1.86    $    2.10
Cumulative Effect of Accounting Changes .........         --           --           (.39)
                                                     ---------    ---------    ---------
Fully Diluted Earnings Per Share ................    $    2.35    $    1.86    $    1.71
                                                     =========    =========    =========

- --------------
(a) This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.

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